                                                                  EXHIBIT 11
                        COMPUTER SCIENCES CORPORATION

                      CALCULATION OF EARNINGS PER SHARE
                  (In thousands except earnings per share)
                            Second Quarter Ended         Six Months Ended
                        _________________________  ___________________________
                         Sep. 29,      Sep. 30,      Sep. 29,       Sep. 30,
                           1995          1994          1995           1994
                        ___________   ___________  ____________   ____________
Net earnings               $30,353       $22,923       $58,070        $44,745
                        ===========   ===========  ============   ============
Shares:
 Weighted average shares
   outstanding              55,569        50,821        55,436         50,760
 Common stock equivalent     1,623         1,495         1,585          1,487
                        ___________   ___________  ____________   ____________
   Total for primary and
     fully diluted          57,192        52,316        57,021         52,247
                        ===========   ===========  ============   ============

Earnings Per Share:

   Primary and fully
     diluted                 $0.53         $0.44         $1.02          $0.86
                        ===========   ===========  ============   ============







* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.














